Exhibit (a)(1)(I)

Public Delisting Purchase Offer by Novartis BidCo AG, Basel, Switzerland, to the shareholders of MorphoSys AG, Planegg, Germany

Technical specifications for settlement

MorphoSys Shares:	ISIN DE0006632003
Tendered MorphoSys Shares:	ISIN DE000A40ESD9
MorphoSys ADS:	ISIN US6177602025

The no-par value bearer shares (Stückaktien) of MorphoSys AG (“MorphoSys”) are evidenced by global certificates eligible for collective custody.

Important note:

The settlement of the Delisting Purchase Offer for MorphoSys ADSs is not the subject of these technical specifications. As regards acceptance of the Delisting Purchase Offer for MorphoSys ADSs, please refer to the relevant publications by the relevant depositary where MorphoSys ADSs are held, and to the relevant sections of the Offer Document. The Bank of New York Mellon acts as the tender agent for the Delisting Purchase Offer for MorphoSys ADSs, with the contact details set out in Section 13.2.1 of the Offer Document.

Public Delisting Purchase Offer

Novartis BidCo AG (“Bidder”) offers all MorphoSys shareholders (“MorphoSys Shareholders”) to acquire their no-par value bearer shares (Stückaktien) with a notional interest in the share capital of € 1.00 each (ISIN DE0006632003) (“MorphoSys Shares”) for a purchase price of € 68.00 per share in accordance with the terms and conditions outlined in the Offer Document (“Delisting Purchase Offer”). The only legally binding information in respect of the Delisting Purchase Offer is the information contained in the offer document published on 4 July 2024 (“Offer Document”).

The offer contained in the Offer Document is a public delisting purchase offer (öffentliches Delisting-Erwerbsangebot) to all shareholders of MorphoSys (collectively the “MorphoSys Shareholders”, and each individually a “MorphoSys Shareholder”) and all holders of American Depositary Shares representing MorphoSys Shares (collectively the “MorphoSys ADS Holders”, and each individually a “MorphoSys ADS Holder”).

The object of the Offer is the acquisition of all MorphoSys Shares not held directly by the Bidder and of all MorphoSys Shares represented by American Depositary Shares (collectively the “MorphoSys ADSs”, and each a “MorphoSys ADS”), whether or not evidenced by American Depositary Receipts (collectively the “MorphoSys ADRs”, and each a “MorphoSys ADR”).

The MorphoSys Shares and the MorphoSys ADSs are collectively referred to as the “MorphoSys Securities”, and the MorphoSys Shareholders and MorphoSys ADS Holders are hereinafter collectively referred to as the “MorphoSys Securityholders”.

The Delisting Purchase Offer provides for the delisting of MorphoSys Shares (the “Delisting”). For this purpose, on 20 June 2024, the Bidder and MorphoSys entered into a delisting agreement (the “Delisting Agreement”). Under the Delisting Agreement, MorphoSys undertook towards the Bidder, subject to compliance with applicable law and fiduciary duties of MorphoSys and the review of the Offer Document, to support the Delisting and to file an application for the revocation of the admission of all MorphoSys Shares to trading on the regulated market (regulierter Markt) of Frankfurt Stock Exchange (“FSE”) (the “Delisting Application”). The Delisting Application must be submitted no later than one (1) week prior to the end of the Acceptance Period (as defined in Sec. 5.1 of the Offer Document). The Delisting will not become effective before the end of the Acceptance Period. In accordance with the terms and conditions of the Open Market (Freiverkehr) of the Berlin stock exchange (Wertpapierbörse Berlin), after effectiveness of the Delisting, the inclusion of MorphoSys Shares to trading on the Berlin Second Regulated Market sub-segment of the Berlin stock exchange is also expected to end, as the inclusion requirements will not exist any longer. Furthermore, MorphoSys has undertaken in the Delisting Agreement to use its best efforts to promptly take all steps required to terminate the inclusion of MorphoSys Shares in the Berlin Second Regulated Market sub-segment of the regulated unofficial market (Freiverkehr) of the Berlin Stock Exchange and in the unregulated open market (Freiverkehr) on the stock exchanges of Dusseldorf, Hamburg, Hanover, Munich and Stuttgart, as well as on Tradegate Exchange, insofar as this inclusion took place at the request of MorphoSys, with effect at the earliest at the time of Delisting.

Pursuant to Sec. 39 para. 2 sentence 3 no. 1 of the German Stock Exchange Act (Börsengesetz, “BörsG”), at the date an application pursuant to Sec. 39 para. 2 sentence 1 BörsG for the revocation of the admission to trading on the regulated market (regulierter Markt) is filed, an offer document pursuant to the German Securities Transfer Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG”) must have been published which contains a delisting purchase offer to acquire all shares of the target company affected by the delisting for a cash consideration in Euro, and the document must refer to the delisting application. Such delisting purchase offer must comply with both the requirements of Sec. 39 BörsG and the provisions of the WpÜG applicable to acquisition offers, including any regulations enacted under the WpÜG. The Offer Document and the Delisting Purchase Offer therefore satisfy not only the requirements according to the WpÜG, but also meet the requirements under the BörsG for a delisting purchase offer, including the minimum price requirements, to the MorphoSys Shareholders affected by the Delisting.

Following the completion of the Previous Takeover Offer (as defined in Sec. 6.7.1 of the Offer Document), the completion of the Side Purchases (as defined in Sec. 15.1(a) of the Offer Document) and the completion of the Contribution (as defined in Sec. 6.7.4 of the Offer Document), the Bidder indirectly through its subsidiary Novartis BidCo Germany AG (previously named Youco M23-H170 Vorrats-AG), a stock corporation (Aktiengesellschaft) established under German law, with registered office in Munich, Germany, registered with the commercial register (Handelsregister) of the Munich local court (Amtsgericht) under HRB 283042 (“Novartis BidCo Germany”), holds 34,337,809 MorphoSys Shares (corresponding to approximately 91.04% of the share capital and approximately 91.17% of the voting share capital of MorphoSys) and therefore already controls MorphoSys within the meaning of Sec. 29 para. 2 WpÜG in conjunction with Sec. 30 para. 1 sentence 1 no. 1 and sentence 3 WpÜG. Therefore, the Delisting Purchase Offer constitutes a public tender offer (einfaches Erwerbsangebot) and the specific provisions of the WpÜG relating to takeover offers (Übernahmeangebote) and mandatory offers (Pflichtangebote) only apply to the Delisting Purchase Offer as provided by Sec. 39 BörsG. Novartis BidCo Germany was also not obliged to make a public mandatory offer (Pflichtangebot) to MorphoSys Shareholders following the Contribution described in more detail in Sec. 6.7.4 of the Offer Document. On 21 June 2024, the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”) approved voting rights from the MorphoSys Shares so transferred to be disregarded in the calculation of the proportion of voting rights pursuant to Sec. 36 no. 3 WpÜG.

In particular, the Delisting Purchase Offer is not subject to any offer conditions (see Sec. 12 of the Offer Document), the consideration satisfies the requirements pursuant to Sec. 39 para. 3 sentence 2 BörsG (see Sec. 10 of the Offer Document), and the Offer Document in Sec. 9.1 contains the notices pursuant to Sec. 2 no. 7a of the Regulation on the Content of the Offer Document, the Consideration to be granted in Takeover Offers and Mandatory Takeover Offers and the Exemption from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots – WpÜG-Angebotsverordnung) (“WpÜG Offer Regulation”, and together with the WpÜG and the BörsG the “German Offer and Delisting Rules”).

Furthermore, the Delisting Purchase Offer is carried out in accordance with the securities laws of the United States of America (the “United States” or the “U.S.”), including the provisions applicable to tender offers of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and the rules and regulations promulgated thereunder (together with exemptive or no-action relief from the U.S. Securities and Exchange Commission (the “SEC”) to reconcile certain areas where German law and U.S. law conflict, the “U.S. Offer Rules”). As described in Sec. 21 of the Offer Document, the Bidder applied for exemptive or no-action relief prior to the publication of the Offer Document, which was granted on 3 July 2024.

Special notice to MorphoSys Securityholders with place of residence, seat or place of habitual abode in the United States or elsewhere outside of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area

The Delisting Purchase Offer relates to shares in a German stock corporation (Aktiengesellschaft) that are traded on the FSE and is subject to the statutory provisions of the Federal Republic of Germany regarding the implementation of such an offer, which differ substantially from the corresponding legal provisions of the United States. For example, as more fully described in Sec. 4 and Sec. 13 of the Offer Document, the payment and settlement procedure with respect to the Delisting Purchase Offer will comply with the relevant German Offer and Delisting Rules, which differ from payment and settlement procedures customary in the United States, particularly with regard to the payment date of the consideration.

Furthermore, certain financial information in the Offer Document has been determined in accordance with the International Financial Reporting Standards (“IFRS® Accounting Standards”) as issued by the International Accounting Standards Board (“IASB®”) and may therefore not be comparable to financial information on U.S. companies and other companies whose financial information is determined in accordance with the Generally Accepted Accounting Principles of the United States as published by the U.S. Financial Accounting Standards Board (“FASB”).

MorphoSys Securityholders resident in the United States are advised that references in the Offer Document to a MorphoSys Securityholder’s “acceptance of the Delisting Purchase Offer” relate to and are interchangeable with references to “tendering” their MorphoSys Securities in the Delisting Purchase Offer, and that “acceptance of the Delisting Purchase Offer” by any MorphoSys Securityholder is the legal equivalent of such MorphoSys Securityholder tendering their securities in a tender offer that is subject exclusively to the U.S. Offer Rules.

The Delisting Purchase Offer has not been approved or disapproved by the SEC or any state securities commission in the United States, nor has the SEC or any state securities commission in the United States passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained herein. Any representation to the contrary is unlawful. The Delisting Purchase Offer will not be submitted to the review procedure of any securities regulator outside of the Federal Republic of Germany and has not been approved or recommended by any such regulator, however, in the United States a Schedule TO (as defined in Sec. 1.5 of the Offer Document) will be filed with the SEC and published.

The Bidder and its affiliates within the meaning of US law (the “Affiliates”) or their brokers (acting as agents of the Bidder or its Affiliates) may acquire, or make arrangements to acquire, MorphoSys Shares other than in the course of the Delisting Purchase Offer via the stock exchange at market prices or outside the stock exchange on negotiated terms during the period in which the Delisting Purchase Offer remains open for acceptance or afterwards, provided that (i) such acquisitions or arrangements to acquire (if made during the pendency of the Delisting Purchase Offer) are made outside of the United States, and (ii) such acquisitions or arrangements to acquire comply with the applicable statutory provisions, in particular the German Offer and Delisting Rules and, to the extent applicable, the U.S. Offer Rules. This also applies to other securities convertible into, exchangeable for or exercisable for MorphoSys Shares. The offer price may have to be increased to match any consideration paid for any acquisition by the Bidder or any of its Affiliates of MorphoSys Shares outside the Delisting Purchase Offer during the pendency of the Delisting Purchase Offer, if higher than the offer price (see Sec. 6.8 of the Offer Document). Information about such acquisitions or arrangements to acquire will be published pursuant to Sec. 23 para. 2 WpÜG in the German Federal Gazette (Bundesanzeiger). Such information will also be published (in German and in a non-binding English translation) on the Bidder’s website at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.

MorphoSys Securityholders who are residing in the United States, or another country outside of the Federal Republic of Germany, may have difficulties to enforce rights and claims arising under (i) the laws of the country of residency or (ii) U.S. federal securities laws (e.g., because MorphoSys is incorporated in the Federal Republic of Germany, the Bidder is incorporated in Switzerland and some or all of the Bidder’s officers and directors may be residents of a country other than the country of residency of the MorphoSys Securityholders). A MorphoSys Securityholder may not be able to sue, in a court in the country of residency, a foreign company or its officers or directors for violations of the laws of the country of residency. Further, it may be difficult to compel a foreign company and its Affiliates to subject themselves to a judgment of a court of the country of residency.

The receipt of the offer price pursuant to the Delisting Purchase Offer may be a taxable transaction under applicable tax laws, including those of a MorphoSys Securityholder’s country of residence, and will generally be a taxable transaction to “U.S. Holders” (as defined in Sec. 20.1 of the Offer Document) for U.S. federal income tax purposes (see Sec. 20.1 of the Offer Document). MorphoSys Securityholders are urged to consult an independent professional advisor immediately regarding the tax consequences of acceptance of the Delisting Purchase Offer. None of the Bidder, any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG or any of the Bidder’s or their directors, officers or employees accept responsibility for any tax effects on or liabilities of any person as a result of the acceptance of the Delisting Purchase Offer.

Publication and dissemination of the Offer Document and related documents

The Offer Document, the publication of which has been approved by BaFin on 4 July 2024 in German, is published on 4 July 2024 by way of (i) announcement on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer, and (ii) keeping available copies of the Offer Document free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany (requests to obtain a copy of the Offer Document to be made via email to dct.tender-offers@db.com or by fax to +49 69 910 38794 indicating a valid mailing address). The announcement about keeping available copies of this Offer Document free of charge in the Federal Republic of Germany and the internet address at which the publication of the Offer Document occurs will be published on 4 July 2024 in the German Federal Gazette (Bundesanzeiger).

Further, the Offer Document will be published in German together with an English language version as part of the Schedule TO. The English language version of the Offer Document, which has not been reviewed by BaFin, has also been made available at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer. In the United States, the corresponding announcement will be made in The New York Times (U.S. Edition). In addition, the Bidder intends to mail the English version of the Offer Document to all MorphoSys ADS Holders.

The Schedule TO and any amendments thereto, exhibits to the Schedule TO, and other information that the Bidder and Novartis AG have filed electronically with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=1114448.

MorphoSys is required under the Delisting Agreement to prepare and file a solicitation/recommendation statement pursuant to Sec. 14(d)(4) of the U.S. Exchange Act with the SEC on Schedule 14D-9 (the “Schedule 14D-9”), setting forth the recommendation of MorphoSys with respect to the Delisting Purchase Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of the Schedule 14D-9 may also be examined at the SEC after the filing of the Schedule 14D-9 with the SEC on the date of publication of the Joint Reasoned Statement (as defined in Sec. 7.6 of the Offer Document), and copies may also be obtained from the SEC free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=1340243. In addition, a copy of the Delisting Purchase Offer, means of tender of MorphoSys Shares and certain other related offer documents (once they become available) may be obtained free of charge at Novartis AG’s website at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer. A copy of the Schedule 14D-9 (once it becomes available) also may be obtained free of charge at MorphoSys’ website at www.morphosys.com/en/investors/Novartis-TakeoverOffer, or by contacting MorphoSys’ investor relations department at +49 89 89927 404.

MorphoSys Securityholders are urged to read this document carefully because it contains important information that such persons should consider before making any decision regarding tendering their MorphoSys Shares or MorphoSys ADSs.

The publication, dispatch, distribution or dissemination of the Offer Document or other documents related to the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States may be subject to legal restrictions. The Offer Document and other documents related to the Delisting Purchase Offer may not be dispatched to, or disseminated, distributed or published by third parties in, countries in which this would be illegal. The Bidder has not given its permission for the dispatch, publication, distribution or dissemination of the Offer Document by third parties outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States. Therefore, custodian investment service providers may not publish, dispatch, distribute or disseminate the Offer Document outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States unless in compliance with all applicable domestic and foreign statutory provisions.

Acceptance of the offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States

The Delisting Purchase Offer may be accepted by all domestic and foreign MorphoSys Securityholders in accordance with the terms and conditions outlined in the Offer Document and the applicable statutory provisions. However, acceptance of the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States may be subject to legal restrictions. MorphoSys Securityholders who come into possession of the Offer Document outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States who wish to accept the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States and/or who are subject to statutory provisions other than those of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States are advised to inform themselves of the relevant applicable statutory provisions and to comply with them. Neither the Bidder or any persons acting jointly with the Bidder nor the ADS Tender Agent assume responsibility for acceptance of the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States being permissible under the relevant applicable statutory provisions.

Other publications

All publications and announcements required according to the WpÜG or applicable capital market law provisions of the United States in connection with the Delisting Purchase Offer will be published on the internet at “www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer” and, to the extent necessary pursuant to the provisions of the WpÜG, in the Federal Gazette (Bundesanzeiger).

All publications relating to the Delisting Purchase Offer that are necessary for the technical settlement by custodian banks will be made in “Wertpapier-Mitteilungen” (“WM”).

Acceptance Period

The acceptance period begins on Thursday, 4 July 2024, and ends on Friday, 2 August 2024, 24:00 hours CEST (the “Acceptance Period”). An extension of the Acceptance Period is not provided for, except in the cases prescribed by law.

Offer conditions

The Delisting Purchase Offer is not subject to any offer conditions.

Settlement Agent

Deutsche Bank AG, Frankfurt am Main, Germany, involving DB Investment Services GmbH, CA Processing & Instructions Rights, Wilhelm-Fay-Str. 31-37, 65936 Frankfurt am Main, Germany, fax: +49 (0)69 12012-66096, acts as central settlement agent for the Delisting Purchase Offer.

As of now:

Provision of information to custody clients

Custodian banks are asked to provide MorphoSys Shareholders, at the beginning of the Acceptance Period and in compliance with the above distribution requirements, with (i) the individual client letter form set out below herein in German and English versions (Annexes 1 and 3) and (ii) the declaration of acceptance form in German and English versions (Annexes 2 and 4). Each custodian bank is required to conduct a legal review and has responsibility to verify whether documents may be sent to countries outside the Federal Republic of Germany and the United States in accordance with the capital market law of each jurisdiction.

Thursday, 4 July 2024

Commencement of the Acceptance Period

MorphoSys Shareholders can only accept the Delisting Purchase Offer in writing or in text form within the Acceptance Period.

The Delisting Purchase Offer is expected to be settled starting from Tuesday, 9 July 2024, exclusively via the CASCADE settlement system of Clearstream Banking AG, Frankfurt am Main, Germany (“CBF”). Custodian banks are requested, in accordance with sales orders received from their customers, to rebook shares of the class MorphoSys Shares (ISIN DE0006632003) to the interim class “Tendered MorphoSys Shares” (ISIN DE000A40ESD9) in CASCADE (RTS) at a ratio of 1 : 1 once a day before 18:00 hours. The Delisting Purchase Offer is validly accepted only if shares have been so rebooked (all of these MorphoSys Shares, the “Tendered MorphoSys Shares”). Entry in CASCADE will be made by means of the “Fractional shares/full shares combination” function (securities transfer and fractional shares (FS) indicator specification 04). Tendered MorphoSys Shares and MorphoSys Shares rebooked to ISIN DE000A40ESD9 will initially remain in the shareholder’s securities account.

Reporting results

By accepting the Delisting Purchase Offer, the relevant MorphoSys Shareholder authorises their custodian bank to instruct and authorise CBF, during the (extended) Acceptance Period, to report to the central settlement agent on each trading day the number of Tendered MorphoSys Shares (ISIN DE000A40ESD9) booked on their accounts maintained with CBF. With the transfer to ISIN DE000A40ESD9, the relevant custodian bank also agrees to disclose such holding to Deutsche Bank AG.

Tradability of the Tendered MorphoSys Shares

There will be no trading in Tendered MorphoSys shares (ISIN DE000A40ESD9).

Trading in MorphoSys Shares not tendered for acceptance of the Delisting Purchase Offer (ISIN DE0006632003) remains unaffected by this Delisting Purchase Offer.

Friday, 2 August 2024

Last day of the Acceptance Period

The custodian banks are to accept the Shareholders’ declarations of acceptance by Friday, 2 August 2024, 24:00 hours CEST. The book entry transfer of the Tendered MorphoSys Shares to the interim securities category shall generally be completed in CASCADE by 18:00 hours CEST on the last day of the Acceptance Period. Declarations of acceptance received later, by 24:00 hours CEST on 2 August 2024, must be accepted by the custodian banks and re-booked within the time limit for supplementary entries. It is essential to ensure that the declarations of acceptance are received in good time within the Acceptance Period.

Note for Clearstream participants acting as intermediate custodians for foreign custodian banks.

The same applies to shareholders domiciled abroad. Their declarations of acceptance must also be received by their local custodian banks by 24:00 hours CEST or the corresponding local time. The book entry transfer request from the foreign custodian bank, in contrast, does not necessarily have to be received by the Clearstream participant by 24:00 hours CEST on 2 August 2024 but only in time for the Clearstream participant to make a book entry transfer to the interim securities category by Tuesday, 6 August 2024, 18:00 hours CEST.

Tuesday, 6 August 2024

Last opportunity to make timely book entry transfers to the interim securities category

Custodian banks provided with declarations of acceptance that were unable to transfer the relevant MorphoSys Shares to the interim securities category in time are given the opportunity to make book entry transfers in Real-Time Settlement (RTS) until Tuesday, 6 August 2024, 18:00 hours CEST.

Open stock exchange transactions in MorphoSys Shares with a closing date of 2 August 2024 can therefore be taken into account in the settlement of the Delisting Purchase Offer by CBF.

The declaration of acceptance will lapse for MorphoSys Shares that have not been re-booked by 6 August 2024, 18:00 hours CEST.

Potential extension of the Acceptance Period

The Bidder may amend the Delisting Purchase Offer up to one working day before the end of the Acceptance Period. If the Delisting Purchase Offer is amended within the last two weeks before the end of the Acceptance Period, the Acceptance Period is automatically extended by two weeks and will then end on Friday, 16 August 2024, 24:00 hours CEST.

If a competing public purchase or exchange offer is made by a third party in accordance with Sec. 22 para. 1 WpÜG (“Competing Offer”) during the Acceptance Period for the Delisting Purchase Offer and if the Acceptance Period for the Delisting Purchase Offer ends prior to end of the Acceptance Period for the Competing Offer, the end of the Acceptance Period for the Delisting Purchase Offer shall be determined by reference to the end of the acceptance period for the Competing Offer (Sec. 22 para. 2 WpÜG). This applies even if the Competing Offer is amended or prohibited or violates statutory provisions.

If a general meeting (Hauptversammlung) of MorphoSys is convened in connection with the Delisting Purchase Offer following publication of the Offer Document, the Acceptance Period will be extended to ten (10) weeks beginning with publication of the Offer Document in accordance with Sec. 16 para. 3 WpÜG (i.e., until 12 September 2024, 24:00 hours (Frankfurt am Main local time) / 18:00 hours (New York local time)).

Right of withdrawal

MorphoSys Securityholders who have accepted the Delisting Purchase Offer during the Acceptance Period may withdraw their acceptance at any time until the end of the Acceptance Period, without having to give any reason. MorphoSys Securityholders who have exercised their right of withdrawal may re-accept the Delisting Purchase Offer only prior to the end of the Acceptance Period.

In the event of an amendment of the Delisting Purchase Offer, the MorphoSys Securityholders may withdraw their acceptance at any time prior to the end of the Acceptance Period if they had already accepted the Delisting Purchase Offer prior to publication of the amendment. If a Competing Offer is made during the Acceptance Period for the Delisting Purchase Offer, the MorphoSys Securityholders who have already accepted the Delisting Purchase Offer may withdraw their acceptance prior to the end of the Acceptance Period, provided they had declared their acceptance before the offer document of the Competing Offer was published.

Such withdrawal of the MorphoSys Shareholders shall be made in writing or in text form; the declaration must be received by the custodian bank within the Acceptance Period and the Tendered MorphoSys Shares shall be re-booked to ISIN DE0006632003. For this purpose, the custodian banks must implement the declarations of withdrawal without undue delay, at the latest by the second banking day after the end of the - possibly extended - Acceptance Period by no later than 18:00 hours CEST, by re-booking the Shares to ISIN DE0006632003 in CASCADE at CBF.

Within the Acceptance Period, re-bookings triggered by withdrawals from the interim securities category ISIN DE000A40ESD9 to the category MorphoSys Shares (ISIN DE0006632003) can be carried out by means of the function “Fractional shares/full shares combination” (securities transfer and indicator fractional shares (FS) specification 03).

Expected date: Wednesday, 7 August 2024

Publication of the result of the Delisting Purchase Offer (Sec. 23 para. 1 sentence 1 no. 2 WpÜG) on the internet at “www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer“ and in the Federal Gazette (Bundesanzeiger).

Settlement

The Delisting Purchase Offer for the MorphoSys Shares Tendered during the Acceptance Period (ISIN DE000A40ESD9) will be settled without undue delay, but no later than on the fourth Banking Day following publication of the tender results after the end of the Acceptance Period. CBF will arrange for the purchase price of €68.00 per MorphoSys Share for the Tendered MorphoSys Shares (ISIN DE000A40ESD9) booked on their accounts with CBF to be credited to the custodian banks for the relevant holdings on the evening of 12 August 2024, concurrently (Zug um Zug) with the debiting of the Tendered MorphoSys Shares with value date 13 August 2024 (“Settlement”).

Custodian bank commission

The acceptance of the Delisting Purchase Offer shall take place free of costs and expenses of the custodian banks for the MorphoSys Shareholders who have their MorphoSys Shares held in safe custody by a domestic financial institution (including domestic subsidiaries of foreign financial institutions) (except for the costs for transmitting the declaration of acceptance to the relevant custodian bank). The Bidder will therefore pay the domestic custodian banks €7.50 per securities account/client if the Delisting Purchase Offer is accepted and becomes effective. The commission is only paid to domestic custodian banks whose holdings are kept in custody at CBF. Banks that act as custodians for foreign financial institutions are requested to inform their clients accordingly. Taxes and duties as well as any fees of foreign custodian banks shall in each case be borne by the MorphoSys Shareholder accepting the Delisting Purchase Offer.

In order to register for the custodian bank commission, the custodian banks are requested to submit their requests to the Settlement Agent no later than four (4) weeks after Settlement – if possible, in one request – stating the number of shares tendered and the number of securities accounts to which the commission of EUR 7.50 is attributable. The commission is to be claimed - if possible, in a cumulative request - exclusively via fax no. +49 69 12012 - 66045. Such request must mandatorily be addressed as follows: Novartis BidCo AG c/o DB Investment Services GmbH, Operations, CA Processing & Instructions Offers, Wilhelm-Fay-Str. 31 – 37, 65936 Frankfurt am Main.

Only the relevant CBF account holders are entitled to register for the custodian bank commission. They are asked to collect the requests of the financial institutions for which they act as custodians and submit them to the Settlement Agent in aggregated form. They are also asked to submit the commission request for their own account separately using the same form.

Retention of documents

With regard to a possible subsequent improvement or reversal if the Delisting Purchase Offer fails to be accepted, the custodian banks are requested to carefully retain the client documents in connection with the settlement of the Delisting Purchase Offer until further notice.

Annex 1: Client letter form (German)

----------- Client letter (German), beginning of text ------------------

Öffentliches Delisting-Erwerbsangebot der Novartis BidCo AG, Basel, Schweiz, an die Aktionäre der MorphoSys AG, Planegg

Sehr geehrte Depotkundin, sehr geehrter Depotkunde,

die Novartis BidCo AG („Bieterin“) hat am 4. Juli 2024 die Angebotsunterlage im Internet unter „www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer“

sowie im Rahmen der Schalterpublizität veröffentlicht, in welcher sie allen Aktionären der MorphoSys AG („MorphoSys“) ein öffentliches Delisting-Erwerbsangebot (Barangebot, im folgenden „Delisting-Erwerbsangebot“) zum Erwerb ihrer Aktien der MorphoSys („MorphoSys-Aktien“) unterbreitet.

Im Rahmen dieses Delisting-Erwerbsangebots unterbreitet die Bieterin Ihnen das Angebot, Ihre MorphoSys-Aktien gegen eine Barzahlung von € 68,00 für jede MorphoSys-Aktie zu erwerben. Das Delisting-Erwerbsangebot unterliegt keinerlei Angebotsbedingungen.

Wenn Sie das Delisting-Erwerbsangebot annehmen wollen, bitten wir Sie, uns möglichst bald, spätestens jedoch bis zum •. August 2024, • Uhr (MESZ), bei uns eintreffend, mit der beigefügten Annahmeerklärung entsprechend zu beauftragen. Im Falle Ihrer Weisung werden wir die MorphoSys-Aktien zunächst in Ihrem Depot belassen, jedoch im Verhältnis 1 : 1 in die separate Internationale Wertpapier-Kenn-Nummer (ISIN) DE000A40ESD9 umbuchen. Bei Vollzug des Delisting-Erwerbsangebots werden wir Ihrem Depot die MorphoSys-Aktien entnehmen und gemäß der in Ziffer 13.1.2 und 13.1.3 der Angebotsunterlage ausgeführten Maßgaben verfahren.

Ohne Ihre Weisung werden wir in dieser Angelegenheit nichts unternehmen.

Gemäß den Bestimmungen der Angebotsunterlage besteht das Recht, bis zum Ende der (ggf. verlängerten) Annahmefrist von der Annahme des Delisting-Erwerbsangebots zurückzutreten. Weitere Informationen hierzu können Sie Ziffer 17 der Angebotsunterlage entnehmen.

Der Erhalt des Kaufpreises im Rahmen des Delisting-Erwerbsangebots ist für Sie provisions- und spesenfrei. Alle weiteren wichtigen Informationen und den vollständigen Wortlaut des Delisting-Erwerbsangebots können Sie der Angebotsunterlage entnehmen, die unter der oben genannten Internet-Adresse abrufbar ist. Außerdem werden Exemplare der Angebotsunterlage zur kostenlosen Ausgabe bei der Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main (Fax +49-(0)69-910-38794, E-Mail dct.tender-offers@db.com), bereitgehalten.

Mit freundlichen Grüßen

[Depotbank]

Anlage

-	Vordruck „Annahmeerklärung“

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Annex 2: Declaration of Acceptance Form (German)

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Öffentliches Delisting-Erwerbsangebot der Novartis BidCo AG, Basel, Schweiz

Depotnummer [•]

Sehr geehrte Damen und Herren,

Ich nehme/wir nehmen das vorgenannte am 4. Juli 2024 veröffentlichte öffentliche Delisting-Erwerbsangebot zum Erwerb von Aktien der MorphoSys AG hinsichtlich

☐ meines/unseres in obigem Depot verbuchten Gesamtbestandes an MorphoSys -Aktien (ISIN DE0006632003)

☐ Stück meines/unseres in obigem Depot verbuchten Bestandes an MorphoSys-Aktien (ISIN DE0006632003)

an. Ich weise/wir weisen Sie an, die von mir/uns angedienten MorphoSys-Aktien zunächst in meinem/unserem oben genannten Depot zu belassen und unverzüglich im Verhältnis 1 :1 in die ISIN DE000A40ESD9 umzubuchen.

Ich/wir erklären hiermit ausdrücklich, vom Inhalt der am 4. Juli 2024 veröffentlichten Angebotsunterlage Kenntnis genommen zu haben. Ich gebe/wir geben hiermit die in Ziffer 13.1.2 und 13.1.3 der Angebotsunterlage aufgeführten Erklärungen ab und erteile / erteilen die dort aufgeführten Weisungen und Vollmachten.

Die entsprechende Gegenleistung bitte ich/bitten wir, zu gegebener Zeit meinem/unserem bei Ihnen geführten Konto gutzuschreiben.

_________________________________________

Ort, Datum

____________________________

Rechtsverbindliche Unterschrift(en)

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Annex 3: Client letter form (English)

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Public Delisting Purchase Offer by Novartis BidCo AG, Basel, Switzerland, to the shareholders of MorphoSys AG, Planegg, Germany

Dear Client,

On 4 July 2024, Novartis BidCo AG (the „Bidder“) published the Offer Document pursuant to which it offers to all shareholders in MorphoSys AG („MorphoSys“) to acquire all their shares in MorphoSys („MorphoSys Shares“) pursuant to a public delisting purchase offer (cash offer, subsequently the „Delisting Purchase Offer“) in the internet at „www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer “ as well as in the framework of the so-called Over-the-Counter-Publicity.

Within the Delisting Purchase Offer, the Bidder offers you to acquire your MorphoSys Shares against a payment of a cash consideration of €68.00 per MorphoSys Share. The Delisting Purchase Offer is not subject to any offer conditions.

If you would like to accept the Delisting Purchase Offer, we kindly ask you to instruct us by returning the enclosed declaration of acceptance form to us as soon as possible, but not later than by • August 2024, • hours (CEST), to be received by us. If you do accept the Delisting Purchase Offer, we will initially keep your MorphoSys Shares in your account; however, we will transfer your MorphoSys Shares into the separate ISIN DE000A40ESD9 at a 1 : 1 ratio. Upon closing of the Delisting Purchase Offer, we will withdraw the MorphoSys Shares from your account and will act in accordance with the measures outlined in Sections 13.1.2 and 13.1.3 of the Offer Document.

Without your instruction we will not take any action on your behalf.

Pursuant to the terms of the Offer Document, there will be the right to withdraw from the acceptance of the Delisting Purchase Offer until the end of the Acceptance Period, including any extension thereof. See Section 17 of the Offer Document for a more detailed description of those.

The receipt of the offer consideration is free of charges for you. All other important information and the complete terms and conditions of the Delisting Purchase Offer are contained in the Offer Document which is available under the above-mentioned internet address. In addition, printed copies of the Offer Document can be obtained at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main (Fax +49-(0)69-910-38794, E-Mail dct.tender-offers@db.com), free of charge.

Best regards

[Custodian Bank]

Attachment

-	Declaration of „Acceptance Form“

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Annex 4: Declaration of Acceptance Form (English)

------------ Declaration of Acceptance (English), beginning of text -----------------

Public Delisting Purchase Offer by Novartis BidCo AG, Basel, Switzerland

Securities Account Number [•]

Ladies and Gentlemen:,

I/we accept the aforementioned public delisting purchase offer for the acquisition of shares of MorphoSys AG (“MorphoSys”) published on 4 July 2024 with respect to

☐ all shares of MorphoSys (ISIN DE0006632003) held in my/our account.

☐ for pcs. of shares of MorphoSys (ISIN DE0006632003) held in my/our account.

I/We hereby instruct you to first retain our tendered shares in MorphoSys in the abovementioned custody account but to immediately re-book such shares into ISIN DE000A40ESD9 at a 1:1 ratio.

I/We have taken note of the contents of the Offer Document published on 4 July 2024 and hereby give our declarations listed under Section 13.1.2 and 13.1.3 of said Offer Document and grant the necessary instructions, orders and powers of attorney mentioned therein.

We ask the respective offer consideration in cash be credited in due course to our cash account held with you.

_________________________________________

Place, Date

____________________________

Signature(s)

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